Exhibit 1.3

BY-LAWS SUPERVISORY BOARD

CORPORATE EXPRESS NV

Adopted by the Supervisory Board on 10 December 2004
and last adjusted on 2 February 2008

Introduction		4

Chapter I - Composition of the Supervisory Board; Positions; Committees		4

1.	Supervisory Board Profile, Size, Expertise and Independence	4

2.	(Re)Appointment; Term of Office; Resignation	6

3.	Chairman and Vice-Chairman	7

4.	Company Secretary	9

5.	Committees	9

Chapter II - Duties and Powers		10

6.	General Duties and Powers; Relation with the Executive Board	10

7.	Duties regarding the Actions of the Executive Board Members	12

8.	Duties regarding the Members and the Performance of the Executive Board and the Supervisory Board	12

9.	Certain other Duties of the Supervisory Board	13

10.	Duties regarding the Supervision of Financial Reporting	14

11.	Duties regarding Nomination and Assessment of External Auditor	15

12.	Remuneration of Executive Board Members	17

13.	The Shareholders’ Meeting	18

14.	Complaints Handling; Whistleblowers	19

Chapter III - Supervisory Board Meetings; Decision-making		20

15.	Frequency, Notice, Agenda and Venue of Meetings	20

16.	Attendance of and Admittance to Meetings	20

17.	Chairman of the Meeting; Reports	21

18.	Decision-making within the Supervisory Board	21

Chapter IV - Other Provisions		22

19.	Conflicts of Interests of Supervisory Board Members	22

20.	Remuneration of Supervisory Board Members	23

21.	Induction Programme, Ongoing Training and Education	23

22.	Other Positions	24

23.	Holding and Trading Securities	24

24.	Confidentiality	25

25.	Miscellaneous	25

INTRODUCTION

0.1           These By-Laws are established pursuant to article 29.10 of the Company’s articles of association.(1)

0.2           These By-Laws are complementary to the provisions regarding the Supervisory Board and the Supervisory Board members as contained in applicable legislation and regulations, the articles of association of the Company and the rules pertaining to the relationship between the Executive Board and the Supervisory Board as contained in the By-Laws of the Executive Board (which have been approved by the Supervisory Board).

0.3           These By-Laws and all annexes thereto are posted on the Company’s website.(2)

0.4           The meaning of certain capitalised or uncapitalised terms used in these By-Laws is set forth in the List of Definitions attached as Annex 1.

CHAPTER I
COMPOSITION OF THE SUPERVISORY BOARD; POSITIONS;
COMMITTEES

1.             Supervisory Board Profile, Size, Expertise and Independence

1.1           The Supervisory Board shall prepare a profile of its size and composition, taking account of the nature of the business of the Company and its Subsidiaries and the desired expertise and background of the Supervisory Board members (the “Supervisory Board Profile”). The current Supervisory Board Profile is attached as Annex 2. The Supervisory Board Profile shall furthermore be made available for public inspection at the offices of the Company and is posted on the Company’s website.(3)

1.2           The number of Supervisory Board members shall be determined by the Supervisory Board after consultation with the CEO and taking into account clauses 1.1 and 1.2 of the Profile, and shall be four as a minimum.

(1)	Dutch Corporate Governance Code, best practice provision III.1.1.
(2)	Dutch Corporate Governance Code, best practice provision III.1.1.
(3)	Dutch Corporate Governance Code, best practice provision III.3.1.

1.3          The Supervisory Board shall endeavour to ensure, within the limits of its powers, that it is at all times composed so that:

(a)           its members are able to act critically and independently of one another, the Executive Board and any particular interest;(4)

(b)           each Supervisory Board member is capable of assessing the broad outline of the overall policy;(5)

(c)           each Supervisory Board member has the specific expertise required to perform his duties within the framework of his role within the Supervisory Board Profile;(6)

(d)           the Supervisory Board as a whole matches the Supervisory Board Profile and the composition of the Supervisory Board is such that it is able to carry out its duties properly;(7)

(e)           at least one Supervisory Board member is a financial expert within the meaning of clause 2.4 of the Charter of the Audit Committee;(8)

(f)            all Supervisory Board members, with the exception of not more than one person, shall be independent within the meaning of clause 1.4 of these By-Laws;(9)

(g)           all Supervisory Board members observe the restrictions regarding the nature and number of their other positions as set forth in clause 22 of these By-Laws.

1.4           A Supervisory Board member is deemed independent if the following criteria of dependence do not apply to him. These criteria are that the Supervisory Board member concerned, his spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree:

(a)           is, or was in the five years prior to his/her appointment to the Supervisory Board, an employee of the Company, a member of the Executive Board, an executive officer or member of the executive board of an affiliate, a general partner or managing partner of an affiliate or a director who is or was also an employee of an affiliate;

(b)           receives directly or indirectly personal financial compensation from the Company, or an affiliated company, other than ordinary course compensation received for work performed as a Supervisory Board member or member of a Committee of the Supervisory Board;

(4)	Dutch Corporate Governance Code, Principle III.2.
(5)	Dutch Corporate Governance Code, Principle III.3.
(6)	Dutch Corporate Governance Code, Principle III.3.
(7)	Dutch Corporate Governance Code, Principle III.3.
(8)	Dutch Corporate Governance Code, best practice provision III.3.2.
(9)	Dutch Corporate Governance Code, best practice provision III.2.1.

(c)           has had an important business relationship with the Company or an affiliated company in the year prior to the appointment;

(d)           is a member of the executive board of a company in which a member of the Executive Board is a supervisory board member;

(e)           holds at least ten per cent of shares in the Company’s capital (including shares held by natural or legal persons that cooperate with the individual concerned under an express, tacit, oral or written agreement);

(f)            is a member of the executive board or supervisory board, or a representative or executive officer in some other way, of a legal entity which holds at least ten per cent of the shares in the Company’s capital, unless such entity is a member of the same group as the Company; or

(g)           has temporarily managed the Company during the previous twelve months due to vacant seats on the Executive Board, or because Executive Board members were unable to perform their duties.(10)

1.5           When required by applicable regulations, the Supervisory Board members shall meet the independence and experience requirements of the relevant foreign stock exchanges and any implementing rules of relevant supervisory authorities (including but not limited to applicable codes of conduct) in addition to the requirements of the above clauses 1.1 through 1.4.

1.6           A statement as to whether the requirement of clause 1.3(f) of these By-Laws has been satisfied and which member(s) of the Supervisory Board, if any, should not be deemed independent, shall be included in the Supervisory Board Report.

2.             (Re)Appointment; Term of Office; Resignation

2.1           The Supervisory Board members are appointed by the General Meeting of Shareholders. The Supervisory Board shall nominate one or more candidates for appointment.

2.2           A nomination or recommendation to the General Meeting of Shareholders to appoint a Supervisory Board member shall state the candidate’s age, his profession, the amount of the shares he holds in the Company’s capital and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Supervisory Board member. Furthermore, the legal entities whose supervisory boards he is also a member of must be listed; if those include legal entities which belong to the same group, reference to that group is sufficient. The recommendation or nomination for appointment or reappointment shall state the reasons on which it is based.(11)

(10)	Dutch Corporate Governance Code, best practice provision III.2.2.
(11)	Section 2:142 Dutch Civil Code.

2.3           Any nomination or recommendation by the Supervisory Board for appointment or reappointment of a Supervisory Board member must be in accordance with clause 1 of these By-Laws, including the Supervisory Board Profile. On reappointment, account must be taken of the candidate’s past performance as a Supervisory Board member. A Supervisory Board member is reappointed only after careful consideration.(12)

2.4           A person may be appointed to the Supervisory Board for a maximum of three 4-year terms.(13)

2.5           Supervisory Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board in order to avoid, as far as possible, a situation in which many Supervisory Board members retire at the same time.(14) The current rotation plan is attached as Annex 3. The rotation plan shall be made available for public inspection at the offices of the Company and is posted on the Company’s website.(15) The Supervisory Board may at any time amend the rotation plan. Amendments to the rotation plan, however, do not permit a sitting Supervisory Board member to remain in office for a longer period than appointed for, or allow that he be asked to retire before his term has expired.

2.6           A Supervisory Board member shall retire early in the event of unacceptable performance, structural incompatibility of interests, and in any other instances where deemed necessary by the Supervisory Board.(16)

2.7           A Supervisory Board member who is temporarily charged with the management of the Company when seats on the Executive Board are vacant or Executive Board members are unable to fulfil their duties, shall resign from the Supervisory Board.(17)

3.             Chairman and Vice-Chairman

3.1           The Supervisory Board shall elect a Chairman and a Vice-Chairman from among its members. The Vice-Chairman shall replace, and shall assume the powers and duties of, the Chairman in the latter’s absence. The Chairman shall not be a former member of the Executive Board.(18)

(12)	Dutch Corporate Governance Code, Principle III.3; Section 2:142 Dutch Civil Code.
(13)	Dutch Corporate Governance Code, best practice provision III.3.5.
(14)	Dutch Corporate Governance Code, best practice provision III.3.6.
(15)	Dutch Corporate Governance Code, best practice provision.III.3.6.
(16)	Dutch Corporate Governance Code, best practice provision III.1.4.
(17)	Dutch Corporate Governance Code, best practice provision III.6.7.
(18)	Dutch Corporate Governance Code, best practice provision III.4.2.

3.2           The Chairman of the Supervisory Board shall be primarily responsible for monitoring the proper functioning of the Supervisory Board and its Committees. He shall act as the spokesman of the Supervisory Board and shall be the main contact for the CEO and the Executive Board. The CEO and the Chairman of the Supervisory Board shall meet on a regular basis. As a general rule, the Chairman of the Supervisory Board shall preside over General Meetings of Shareholders.(19)

3.3           Without prejudice to the generality of clause 3.2, the Chairman of the Supervisory Board shall see to it that:(20)

(a)           Supervisory Board members follow their induction programme and, as needed, pursue additional education or training programmes;

(b)           the Supervisory Board members receive all information necessary for the proper performance of their duties in a timely manner;

(c)           there is sufficient time for consultation and decision-making by the Supervisory Board;

(d)           the Committees function properly;

(e)           the performance of the Executive Board members and the Supervisory Board members is assessed at least once a year;

(f)            the Supervisory Board elects a Vice-Chairman of the Supervisory Board; and

(g)           the Supervisory Board has proper contact with the Executive Board and the Works Council.

3.4           In addition, the Chairman of the Supervisory Board shall be primarily responsible for:

(a)           ensuring the proper discharge by the Supervisory Board of its duties;

(b)           determining the agenda of Supervisory Board meetings and chairing such meetings;

(c)           consulting with any external advisor appointed by the Supervisory Board;

(d)           addressing problems related to the performance of individual Supervisory Board members; and

(e)           addressing any internal disputes and conflicts of interest concerning individual Supervisory Board members and the resulting resignation of such members, if appropriate.

(19)	See Dutch Corporate Governance Code, Principle III.4.
(20)	Dutch Corporate Governance Code, best practice provision III.4.1.

4.             Company Secretary(21)

4.1           The Supervisory Board shall be assisted by the Company Secretary, who shall be appointed and dismissed in accordance with the provisions of clause 4 of the By-Laws of the Executive Board.

4.2           All Supervisory Board members have access to the advice and services of the Company Secretary.

4.3           The Company Secretary shall see to it that correct Supervisory Board procedures are followed and that the Supervisory Board acts in accordance with its statutory obligations and its obligations under the Company’s articles of association. The Company Secretary shall assist the Chairman of the Supervisory Board in the organisation of the affairs of the Supervisory Board (information, agenda, reporting of meetings, evaluation, training programme, etc.). The Company Secretary shall as such also be the secretary of the Supervisory Board.

4.4           The Company Secretary may delegate his duties under these By-Laws, or parts thereof, to a deputy appointed by him in consultation with the Chairman of the Supervisory Board.

4.5           The Company Secretary shall also perform activities for the Executive Board, as provided for in the By-Laws of the Executive Board.

5.             Committees

5.1           The Supervisory Board may appoint standing and/or ad hoc Committees from among its members, which are charged with tasks specified by the Supervisory Board. The composition of any Committee is determined by the Supervisory Board. The Supervisory Board has established an Audit Committee and a Compensation, Nominating and Corporate Governance Committee (the “CNCG Committee”).(22)

5.2           The Supervisory Board remains collectively responsible for decisions prepared by the Committees. The Supervisory Board may delegate the authority to pass resolutions implementing the policies as determined by the Supervisory Board to one or more of the Committees. This delegation of authority will be effective for a period of one year and can be extended by the Supervisory Board, each time for an additional period of one year. A Committee may only exercise such powers as are explicitly attributed or delegated to it and may never exercise powers beyond those exercisable by the Supervisory Board. Each Committee must inform the Supervisory Board in a clear and timely way of the manner in which it has used delegated authority and of any major development in the area of its responsibilities. All independent Supervisory Board members shall have unrestricted access to all Committee meetings and records. The Supervisory Board shall receive a report from each Committee of its deliberations and

(21)	Dutch Corporate Governance Code, best practice provision III.4.3.
(22)	The “Selection and Appointment Committee” and the “Remuneration Committee” referred to in the Dutch Corporate Governance Code are combined in the CNCG Committee.

findings.(23) For each Committee, the Supervisory Board shall include in the Supervisory Board Report: (i) a report on how it has performed its duties, and (ii) details on its existence, its composition, the number of meetings held and the main issues discussed.

5.3           The Supervisory Board shall establish a Charter for each Committee which may be amended from time to time. Each Charter shall indicate the role and responsibility of the Committee concerned, its composition and the manner in which it performs its duties. Each Committee shall consist of at least three members. The Charter of a Committee may contain further requirements on the composition of the Committee concerned.

5.4           The Charters and the composition of the Committees are posted on the Company’s website.(24)

5.5           The Supervisory Board as a rule has no “delegated Supervisory Board member” (gedelegeerd commissaris). Under special circumstances, however, the Supervisory Board may resolve to appoint a “delegated Supervisory Board member”, in which case best practice provision III.6.6 of the Dutch Corporate Governance Code shall apply in full.

CHAPTER II
DUTIES AND POWERS

6.             General Duties and Powers; Relation with the Executive Board

6.1           The Supervisory Board shall be charged with the supervision of the Executive Board and the general course of affairs of the Company. The Supervisory Board shall in any event evaluate the main organisational structure and the control mechanisms established under the management of the Executive Board. The Supervisory Board shall assist the Executive Board with advice.(25) The responsibility for the proper performance of its duties is vested collectively in the Supervisory Board.

6.2           In performing its duties the Supervisory Board shall act in accordance with the interests of the Company, taking into consideration the interests of the Company’s stakeholders.(26) Supervisory Board members shall perform their duties without mandate and independent of any interest in the business of the Company. They should not support one interest without regard to the other interests involved.

(23)	Dutch Corporate Governance Code, best practice provision III.5.3.
(24)	Dutch Corporate Governance Code, best practice provision III.5.1.
(25)	Section 2:140 Dutch Civil Code; Dutch Corporate Governance Code, Principle III.1.
(26)	Section 2:140 Dutch Civil Code; Dutch Corporate Governance Code, Principle III.1.

6.3           The Supervisory Board shall be responsible for the quality of its performance.(27)

6.4           The Supervisory Board and its individual members each have their own responsibility for obtaining all information from the Executive Board and the External Auditor needed to enable them to carry out their duties properly as a supervisory body. If deemed necessary by the Supervisory Board, it may obtain information from officers and external advisers of the Company. The Company shall provide the necessary means for this purpose. The Supervisory Board may require that certain officers and external advisers attend its meetings.(28)

6.5           The Executive Board shall of its own accord and in a timely manner provide the Supervisory Board and its members and Committees with the information needed to function and to discharge their duties properly. The information will as much as possible be provided in writing.

6.6           Each quarter, the Executive Board shall provide the Supervisory Board with the following reports:

(a)           a report with detailed information on, among other things, key performance indicators, significant mergers and acquisitions, material investments, major organisational issues, important regulatory developments and other relevant issues; and

(b)           a report with detailed information on the financial situation and development of the Company and its Subsidiaries,

which will be drafted in the format agreed upon from time to time between the Executive Board and the Supervisory Board.

6.7           At least annually, the Executive Board shall provide the Supervisory Board with a report on the effectiveness of the internal control framework and disclosure controls and procedures of the Company, as provided for in clause 6.4 of the By-Laws of the Executive Board.

6.8           Each member of the Supervisory Board has access to the books, records and offices of the Company in so far as required or as is useful for the proper performance of his duties. The Supervisory Board member shall exercise this right in consultation with the Chairman of the Supervisory Board and the Company Secretary.

6.9           The Supervisory Board may in exercising its duties seek the assistance or advice of one or more experts.

6.10         The Supervisory Board is empowered to engage independent advisors to aid it and its Committees30 (and to ask the support of one or more supporting staff members in the performance of its duties) at the Company’s expense.

(27)	Dutch Corporate Governance Code, Principle III.1.
(28)	Dutch Corporate Governance Code, best practice provision III.1.9.

7.             Duties regarding the Actions of the Executive Board Members

7.1           The supervision of the Executive Board by the Supervisory Board shall include: (i) achievement of the Company’s objectives; (ii) the strategy and risks inherent in the business activities; (iii) the structure and operation of the internal risk management and control systems; (iv) the financial reporting process; (v) compliance with the legislation and regulations.(29)

7.2           The Supervisory Board supervises the financial reporting in accordance with clause 10 of these By-Laws.

7.3           The Supervisory Board shall discuss the main features of the corporate strategy and the risks of the business, the result of the assessment by the Executive Board of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto at least once a year.(30) The Supervisory Board shall furthermore discuss the financing of the Company and finance related strategies. Reference to these discussions shall be made in the Supervisory Board Report.

8.             Duties regarding the Members and the Performance of the Executive Board and the Supervisory Board

8.1          Duties regarding the Members and the Performance of the Executive Board

The duties of the Supervisory Board regarding the Executive Board members specifically include:

(a)           the selection and nomination of Executive Board members,(31) the submission of proposals for the remuneration policy for Executive Board members to the General Meeting of Shareholders, the determination of the remuneration (in accordance with said remuneration policy) and the contractual employment conditions of Executive Board members;(32)

(b)           determination of the number of Executive Board members, the designation of the Chairman of the Executive Board, the approval (or proposal, where useful) of changes to the division of tasks within the Executive Board or of the By-Laws of the Executive Board(33) and the evaluation and assessment of the functioning of the Executive Board and its individual members; the approval of additional positions of the Executive Board to the extent required under the By-Laws of the Executive Board;(34) and

(29)	Dutch Corporate Governance Code, best practice provision III.1.6.
(30)	Dutch Corporate Governance Code, best practice provision III.1.8; see also Section 2:141 Dutch Civil Code.
(31)	See also clause 1.1 of the Executive Board By-Laws and the Charter of the CNCG Committee.
(32)	See also clause 12 of these By-Laws, Charter of the CNCG Committee.
(33)	See also clause 1 of the Executive Board By-Laws.
(34)	See also clause 17 of the Executive Board By-Laws.

(c)            to address conflict of interest issues between the Company and Executive Board members.(35)

8.2           Duties regarding the Members and the Performance of the Supervisory Board

The duties of the Supervisory Board in relation to the Supervisory Board members specifically include:

(a)           the selection and nomination of Supervisory Board members and proposals to the General Meeting of Shareholders for the remuneration of Supervisory Board members;

(b)           the determination of the number of Supervisory Board members, the appointment of a Chairman and Vice-Chairman of the Supervisory Board, the establishment of Committees and defining their role, the evaluation and assessment of the functioning of the Supervisory Board, its Committees and the individual Supervisory Board members (including an evaluation of the of the Supervisory Board Profile and the induction, education and training programme); the approval of other positions of Supervisory Board members to the extent required under clause 22 of these By-Laws; and

(c)           addressing conflict of interest issues between the Company and Supervisory Board members.(36)

8.3           At least once a year the Supervisory Board shall, without the Executive Board being present, discuss its own functioning, and that of its individual members, and the conclusions that must be drawn on the basis thereof. The desired profile, composition and competence of the Supervisory Board shall also be discussed. At least once a year the Supervisory Board shall also, without the Executive Board being present, discuss the functioning of the Executive Board as a body and the functioning of its individual members, and the conclusions that must be drawn on the basis thereof.(37) Reference to these issues shall be made in the Supervisory Board Report.

9.             Certain other Duties of the Supervisory Board

9.1           The other duties of the Supervisory Board include:

(a)           duties regarding the External Auditor as described in clause 11 of these By-Laws and the Charter of the Audit Committee;

(35)	See also clause 15 of the Executive Board By-Laws and clause 19 of these By-Laws; Dutch Corporate Governance Code, best practice provision III.6.5.
(36)	See also clause 19 of these By-Laws.
(37)	Dutch Corporate Governance Code, best practice provision III.1.7.

(b)           establishing and maintaining, through the Audit Committee, procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, where appropriate through the Audit Committee;(38)

(c)           the taking of measures for the temporary management of the Company if a member of the Executive Board is absent or prevented from performing his duties;

(d)           other duties the Supervisory Board is charged with under legislation, the Company’s articles of association, these By-Laws, the Charter of a Committee or the By-Laws of the Executive Board.

9.2           The Supervisory Board shall draw up a report to be included in the Annual Report, describing its activities in the financial year concerned and containing the specific statements and information listed in Annex 4 (the “Supervisory Board Report”).(39)

9.3           The Supervisory Board and the Executive Board are jointly responsible for the corporate governance structure of the Company, compliance with the Dutch Corporate Governance Code and any other applicable legislation and regulations.(40)

10.          Duties regarding the Supervision of Financial Reporting

10.1         The Supervisory Board shall, primarily through the Audit Committee, supervise compliance with internal procedures established by the Executive Board for the preparation and publication of the Annual Report, the Annual Accounts, the quarterly and half-yearly figures and ad hoc financial information.(41) The Supervisory Board shall also supervise the establishment and maintenance of internal control mechanisms for external financial reporting as described in clause 7.1 of the By-Laws of the Executive Board.(42)

10.2         The Audit Committee shall regularly, and in any event as soon as possible, report to the Supervisory Board on the Annual Report, the Annual Accounts, and the quarterly figures. The Annual Accounts and the Annual Report for the year just ended shall be discussed in a meeting with the Supervisory Board within five months of this year end. The quarterly accounts of the Company for the respective period just ended shall be discussed in a meeting of the Executive Board with the Supervisory Board within two months of the end of this period. These meetings are prepared by the Audit Committee.

(38)	See also clause 14 of these By-Laws.
(39)	Dutch Corporate Governance Code, best practice provision III.1.2.
(40)	Dutch Corporate Governance Code, Principle I.
(41)	Dutch Corporate Governance Code, best practice provision V.1.1.
(42)	Dutch Corporate Governance Code, best practice provision V.1.3.

10.3         The External Auditor shall in any event attend the part of the meeting of the Supervisory Board at which the report of the External Auditor with respect to the audit of the Annual Accounts is discussed, and at which a decision will be taken on the adoption of the Annual Accounts. The External Auditor shall receive the financial information underlying the adoption of the quarterly and/or half-yearly figures, and other interim financial reports, and shall be given the opportunity to respond to all information.(43) The External Auditor shall report his findings in relation to the audit of the Annual Accounts to the Executive Board, the Audit Committee and the Supervisory Board.(44)

10.4         The line of contact between the Supervisory Board and the External Auditor is through the Audit Committee of the Supervisory Board. The Audit Committee is the first contact for the External Auditor if any irregularities in the contents of the financial reports are discovered.(45)

10.5         The Supervisory Board shall see to it that the recommendations made by the External Auditor are considered carefully by the Executive Board and the Supervisory Board and, to the extent accepted, that they are actually implemented by the Executive Board. This supervision may be delegated to the Audit Committee of the Supervisory Board.

11.          Duties regarding Nomination and Assessment of External Auditor

11.1         The External Auditor shall be appointed by the General Meeting of Shareholders for a period of one year per term. Upon the independent recommendation of the Audit Committee, the Supervisory Board shall nominate a candidate for this appointment to the General Meeting of Shareholders and may recommend replacement of the External Auditor. The Audit Committee may take note of the views of the Executive Board before making its recommendation. The Audit Committee’s recommendation however shall be made on an independent basis.(46)

11.2         The remuneration of the External Auditor, and instructions to the External Auditor to provide non-audit services, shall be approved by the Supervisory Board through the Audit Committee. The Audit Committee may take note of the views of the Executive Board before approving the remuneration of the External Auditor. The Audit Committee’s decision however, shall be made on an independent basis.(47)

(43)	Dutch Corporate Governance Code, best practice provision V.4.1.
(44)	Dutch Corporate Governance Code, Principle V.4.
(45)	Dutch Corporate Governance Code, best practice provision III.5.5.
(46)	Dutch Corporate Governance Code, Principle V.2. See also the Charter of the Audit Committee, clause 5.1 and the Buhrmann Policy regarding External Auditor Independence and Services, clause 3.
(47)	Dutch Corporate Governance Code, Principle V.2.

11.3         The Audit Committee shall report the dealings of the Audit Committee and the Executive Board with the External Auditor on an annual basis to the Supervisory Board, including their assessment of the External Auditor’s independence (including the requirement or desire to rotate the responsible audit partners of the External Auditor and the desirability of the External Auditor providing both audit services and non-audit services to the Company). The Audit Committee may take note of the views of the Executive Board when preparing its report. The Audit Committee shall, however, prepare its report on an independent basis. The Supervisory Board shall take this report of the report of the Audit Committee into account in addition to the Audit Committee’s overall recommendations when confirming its nomination to the General Meeting of Shareholders for the appointment of an External Auditor.(48)

11.4         At least once every four years, the Audit Committee and the Executive Board shall each conduct a thorough and independent assessment of the functioning of the External Auditor in the various entities and capacities in which the External Auditor acts. The Audit Committee and the Executive Board shall conduct their assessment separately and independently from ne another. The main conclusions of each assessment shall be communicated to the General Meeting of Shareholders in connection with the nomination for the appointment of the External Auditor.(49)

11.5         Conflicts of interest and potential conflicts of interest between the External Auditor and the Company shall be resolved in the manner determined by the Supervisory Board at the recommendation of the Audit Committee. Executive Board members and Supervisory Board members must inform the chairman of the Audit Committee of issues that may compromise the required independence of the External Auditor or that may give rise to a conflict of interest or a potential conflict of interest between the External Auditor and the Company, when brought to their attention.(50)

11.6         When appointed, the External Auditor shall be requested to state explicitly to the Company that he has been informed of: (i) the Company’s policy as laid down in clause 11.5, the Charter of the Audit Committee and the Policy on External Auditor Independence and Services and (ii) other matters provided for in the Executive Board By-Laws, these By-Laws and the Charter of the Audit Committee, that he agrees with and will co-operate fully with their implementation.

(48)	Dutch Corporate Governance Code, best practice provision V.2.2.
(49)	Dutch Corporate Governance Code, best practice provision V.2.3.
(50)	Dutch Corporate Governance Code, best practice provision III.6.5.

12.          Remuneration of Executive Board Members

12.1         The CNCG Committee shall annually on behalf of the Supervisory Board prepare a Remuneration Report, which contains an account of the manner in which the remuneration policy for Executive Board members has been implemented in the past financial year, as well as an overview of the remuneration policy for Executive Board members planned by the Supervisory Board for the next financial year and subsequent years.(51) This overview shall, in any event, contain the information as set out in Annex 5.(52) The principal points of the Remuneration Report shall be included in the Supervisory Board Report. The Remuneration Report is posted on the Company’s website.(53)

12.2         The remuneration policy planned for the next financial year and subsequent years as specified in the Remuneration Report shall be submitted to the General Meeting of Shareholders for adoption.(54) Significant changes to the remuneration policy shall also be submitted to the General Meeting of Shareholders for its approval. Schemes whereby Executive Board members are remunerated in the form of shares or rights to subscribe for shares, and significant changes to such schemes, shall be submitted to the General Meeting of Shareholders for approval.

12.3         The Supervisory Board shall determine the remuneration of the individual Executive Board members on a proposal by the CNCG Committee, within the scope of the remuneration policy adopted by the General Meeting of Shareholders and taking into account the following(55):

• Executive Board members shall not profit from the activities of the Company other than through remuneration as an Executive Board member or through shares in the Company held for the purpose of long-term investment;

• The Company and its Subsidiaries shall not grant personal loans, guarantees or the like to Executive Board members.(56)

• Apart from their remuneration, Executive Board members shall be reimbursed for all reasonable costs.

12.4         The main features of the contract of an Executive Board member with the Company shall be disclosed immediately after its conclusion by publication on the Company’s website. The features disclosed are in any event the amount of the fixed salary, the structure and amount of the variable remuneration component, any redundancy scheme, pension arrangements and performance criteria.(57)

(51)	Dutch Corporate Governance Code, best practice provision II.2.9.
(52)	Dutch Corporate Governance Code, best practice provision II.2.10.
(53)	Dutch Corporate Governance Code, best practice provision II.2.13
(54)	Dutch Corporate Governance Code, II.2 (2nd Principle); Section 2:135 Dutch Civil Code.
(55)	Dutch Corporate Governance Code, II.2 (2nd Principle); Section 2:135 Dutch Civil Code.
(56)	Dutch Corporate Governance Code, best practice provision II.2.8 and Rule 13(k) of the US Exchange Act.
(57)	Dutch Corporate Governance Code, best practice provision II.2.11.

12.5         If an Executive Board member or former Executive Board member is paid special remuneration or compensation during a given financial year, an explanation of this remuneration or compensation must be included in the Remuneration Report. The Remuneration Report shall in any event account for and explain remuneration paid or promised by way of severance pay in the year under review to an Executive Board member.(58)

13.          The Shareholders’ Meeting

13.1         Where appropriate, the Supervisory Board shall provide all shareholders and other parties in the financial markets with equal and simultaneous information about matters that may influence the share price.(59)

13.2         The Executive Board and the Supervisory Board shall endeavour to provide the General Meeting of Shareholders with all information that it requires for the exercise of its powers.(60)

13.3         The Executive Board and the Supervisory Board shall endeavour to provide the General Meeting of Shareholders with all requested information, unless this would be contrary to an overriding interest of the Company. If the Executive Board and the Supervisory Board invoke an overriding interest, they must give reasons.(61)

13.4         If a right of approval is granted to the General Meeting of Shareholders by law or under the Company’s articles of association, or the Executive Board or the Supervisory Board requests a delegation of powers, the Executive Board and the Supervisory Board shall inform the General Meeting of Shareholders by means of a shareholders’ circular of all facts and circumstances relevant to the approval, delegation or authorisation to be granted. The shareholders’ circular shall in any event be posted on the Company’s website as of the date of notice of the General Meeting of Shareholders, at which the proposal concerned is discussed, until the meeting has ended.(62) This shareholders’ circular may be in the format of explanatory notes to the agenda of the General Meeting of Shareholders.

13.5         The Executive Board and the Supervisory Board shall ensure compliance with all applicable legislation and regulations with respect to the rights of the General Meeting of Shareholders and the related rights of individual shareholders.

13.6         The Supervisory Board members shall be present at the General Meetings of Shareholders, unless they are unable to attend for important reasons.

(58)	Dutch Corporate Governance Code, best practice provision II.2.12.
(59)	Dutch Corporate Governance Code, Principle IV.3.
(60)	Dutch Corporate Governance Code, Principle IV.3.
(61)	Dutch Corporate Governance Code, best practice provision IV.3.5.
(62)	Dutch Corporate Governance Code, best practice provision IV.3.7.

13.7         The General Meetings of Shareholders are presided over by the Chairman of the Supervisory Board or, in his absence, the Vice-Chairman of the Supervisory Board. The Supervisory Board may designate someone else to preside over the meeting.

13.8         The Supervisory Board shall endeavour to make available a draft notarial deed of proceedings of the General Meeting of Shareholders to the shareholders of the Company upon written demand to the Company (for the attention to the Company Secretary) no later than three months after the end of the meeting, following which the shareholders have another three months in which to respond to the contents of the draft deed. The notarial deed of proceedings is then signed by the chairman of the relevant meeting and subsequently executed by the civil law notary who acted as the secretary of that meeting.(63) The minutes of the General Meeting of Shareholders as laid down in the notarial deed of proceedings is posted as soon as possible on the Company’s website, in any case before the end of the following General Meeting of Shareholders.

13.9         A resolution of the General Meeting of Shareholders may be disclosed externally through a statement from the Chairman of the Supervisory Board, the CEO or the Company Secretary.

13.10       The Supervisory Board and the Executive Board shall procure that each substantial change in the corporate governance structure of the Company or in the Company’s compliance with the Dutch Corporate Governance Code is submitted to the General Meeting of Shareholders for discussion under a separate agenda item.(64)

13.11       The Supervisory Board shall see to it that the responsible partner (certifying auditor) of the firm of the External Auditor is present at the General Meeting of Shareholders and that he can address the meeting. The External Auditor may be questioned by the General Meeting of Shareholders in relation to his statement on the fairness of the annual accounts.(65)

14.          Complaints Handling; Whistleblowers

In addition to the obligations of the Executive Board in respect of this subject as set out in clause 5.7 of the By-laws of the Executive Board, the Supervisory Board, through the Audit Committee, shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.(66) The whistleblowers’ policy of the Company is included in the Buhrmann Business Principles and Code of Ethics which is posted on the Company’s website.

(63)	Dutch Corporate Governance Code, best practice provision IV.3.8.
(64)	Dutch Corporate Governance Code, best practice provision I.2.
(65)	Dutch Corporate Governance Code, best practice provision V.2.1.
(66)	Compare Dutch Corporate Governance Code, best practice provision II.1.6 and Rules 10a-3(b)(3) of the US Exchange Act. See also clause 6 of the Charter of the Audit Committee.

CHAPTER III

SUPERVISORY BOARD MEETINGS; DECISION-MAKING

15.           Frequency, Notice, Agenda and Venue of Meetings

15.1         The Supervisory Board shall meet as often as deemed necessary for the proper functioning of the Supervisory Board. The Supervisory Board shall meet at least six times a year. Meetings shall be scheduled annually as much in advance as possible.

15.2         Meetings of the Supervisory Board shall in principle be called by the Company Secretary, in consultation with the Chairman of the Supervisory Board. Save in urgent cases, to be determined by the Chairman of the Supervisory Board, the agenda for a meeting, including any related documentation, shall be sent to all Supervisory Board members at least five calendar days before the meeting. Prior to convening the meeting the Chairman of the Supervisory Board shall in principle consult on the content of the agenda with the CEO.

15.3         Each Supervisory Board member, the CEO, and the Executive Board collectively, shall have the right to request that an item be placed on the agenda for a Supervisory Board meeting.

15.4         Supervisory Board meetings shall be generally held at the offices of the Company, but may also take place elsewhere. In addition, at the discretion of the Chairman of the Supervisory Board, meetings of the Supervisory Board may be held by conference call, video conference or by any other means of communication, provided all participants can communicate with each other simultaneously.

16.           Attendance of and Admittance to Meetings

16.1         The CEO and the other Executive Board members shall in principle attend all Supervisory Board meetings, to the extent the Supervisory Board does not indicate that it wishes to meet in the absence of the CEO or the other Executive Board members.

16.2         A Supervisory Board member may be represented at Supervisory Board meetings by another Supervisory Board member holding a proxy in writing. The existence of such proxy must be proved satisfactorily to the chairman of the meeting.

16.3         If a Supervisory Board member is frequently absent from Supervisory Board meetings he shall be called to account for this by the Chairman of the Supervisory Board. The Supervisory Board Report shall include a schedule indicating the attendance or absence by each Supervisory Board member and each member of a Committee with respect to all meetings of the Supervisory Board or of the Committees in the reporting year.(67)

(67)	Dutch Corporate Governance Code, best practice provision III.1.5.

16.4         The admittance to the meeting of persons other than Supervisory Board members, the Company Secretary and Executive Board members shall be decided by majority vote of the Supervisory Board members present and represented at the meeting.

17.           Chairman of the Meeting; Reports

17.1         Supervisory Board meetings are presided over by the Chairman of the Supervisory Board or, in his absence, the Vice-Chairman of the Supervisory Board. If both are absent, one of the other Supervisory Board members, designated by a majority of votes cast by the Supervisory Board members present and represented at the meeting, shall preside over the meeting.

17.2         The Company Secretary or any other person designated for such purpose by the chairman of the meeting shall draw up the minutes of the meeting. The minutes shall contain a summary of the meeting and an overview of the resolutions taken at the meeting. The minutes shall be adopted by the Supervisory Board at the same meeting, or the next meeting.

18.           Decision-making within the Supervisory Board

18.1         The Supervisory Board members shall endeavour to achieve that resolutions are, as much as possible, adopted unanimously.

18.2         Each Supervisory Board member has the right to cast one vote.

18.3         Where unanimity cannot be reached and the law, the Company’s articles of association or these By-Laws do not prescribe a larger majority, all resolutions of the Supervisory Board are adopted by an absolute majority of the votes cast. In the event of a tie, the Chairman of the Supervisory Board shall have the deciding vote. At a meeting, the Supervisory Board may only pass resolutions if the majority of the Supervisory Board members then in office are present or represented.

18.4         In general, resolutions of the Supervisory Board shall be adopted at a Supervisory Board meeting.

18.5         Supervisory Board resolutions may also be adopted in writing, provided the proposal concerned is submitted to all Supervisory Board members then in office and none of them objects to this form of adoption. Adoption of resolutions in writing shall be effected by statements in writing from all the Supervisory Board members. A statement from a Supervisory Board member who wishes to abstain from voting on a particular resolution which is adopted in writing must reflect the fact that he does not object to this form of adoption.

18.6         The Supervisory Board may deviate from the provisions of clauses 18.3 (last sentence), 18.4 and 18.5 if this is deemed necessary by the Chairman of the Supervisory Board, considering the urgent nature and other circumstances of the case, provided that all

Supervisory Board members are allowed the opportunity to participate in the decision-making process. The Chairman of the Supervisory Board and the Company Secretary shall then prepare a report on a resolution so adopted that is not in writing, which shall be added to the documents for the next meeting of the Supervisory Board.

18.7         A resolution adopted by the Supervisory Board may be evidenced outside the Company through a statement from the Chairman of the Supervisory Board and/or the Company Secretary.

CHAPTER IV

OTHER PROVISIONS

19.           Conflicts of Interests of Supervisory Board Members

19.1         A Supervisory Board member shall immediately report any conflict of interest or potential conflict of interest that is of material significance to the Company and/or to him to the Chairman or, where the possible conflict of interest exists with the Chairman, the Vice-Chairman, of the Supervisory Board and shall provide all relevant information, including information concerning his spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. The Chairman or, where the possible conflict of interest exists with the Chairman, the Vice-Chairman, of the Supervisory Board member shall decide whether a conflict of interest exists.(68)

19.2         A conflict of interest exists, in any event, if the Company intends to enter into a transaction with a legal entity: (i) in which a Supervisory Board member personally has a material financial interest; (ii) which has an executive board member who has a relationship under family law with a Supervisory Board member;(69) or (iii) in which a Supervisory Board member has a managerial or supervisory position.(70)

19.3         A Supervisory Board member shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he has a conflict of interest with the Company.(71)

(68)	Dutch Corporate Governance Code, best practice provision III.6.1.
(69)	A relationship under family law exists between a child, its parents and their blood relatives (Section 1:197 Dutch Civil Code).
(70)	Dutch Corporate Governance Code, best practice provision III.6.1 (continued).
(71)	Dutch Corporate Governance Code, best practice provision III.6.2.

19.4         All transactions in which there are conflicts of interest with Supervisory Board members shall be agreed on terms that are customary for arm’s-length transactions in the branch of business in which the Company and its Subsidiaries operate. Decisions to enter into transactions in which there are conflicts of interest with Supervisory Board members that are of material significance to the Company and/or to the relevant Supervisory Board members require the approval of the Supervisory Board. Such transactions shall be published in the Annual Report, together with a statement that a conflict of interest exists and a declaration that the provisions of clauses 19.1 through 19.4 of these By-Laws have been complied with.(72)

20.           Remuneration of Supervisory Board Members

20.1         The remuneration of the Supervisory Board members shall be determined by the General Meeting of Shareholders. The Supervisory Board shall from time to time submit proposals with respect thereto on its remuneration to the General Meeting of Shareholders. If a Supervisory Board member is required to charge VAT on his fees, this will be paid by the Company.

20.2         The remuneration of a Supervisory Board member may not depend on the results of the Company.(73) A Supervisory Board member shall not be granted any shares and/or rights to shares in the Company’s capital by way of remuneration.(74)

20.3         Apart from their remuneration, Supervisory Board members shall be reimbursed for all reasonable costs and expenses.

20.4         The Company and its Subsidiaries shall not grant personal loans, guarantees or the like to Supervisory Board members.(75)

21.           Induction Programme, Ongoing Training and Education(76)

21.1         Upon appointment, a Supervisory Board member shall follow an induction programme that shall serve to familiarise the relevant individual with the Company and that may cover such issues as general financial and legal affairs, financial reporting by the Company, any specific aspects unique to the Company and its business activities, and the responsibilities of a Supervisory Board member. The programme shall be tailor-made taking into account the skills and experience and of the individual involved as well as his specific requirements.

(72)	Dutch Corporate Governance Code, best practice provision III.6.3.
(73)	Dutch Corporate Governance Code, Principle III.7.
(74)	Dutch Corporate Governance Code, best practice provision III.7.1.
(75)	Dutch Corporate Governance Code, best practice provision III.7.4; Article 13(k) of the US Exchange Act.
(76)	Dutch Corporate Governance Code, best practice provision III.3.3.

21.2         The Supervisory Board shall conduct an annual review to identify any aspects with regard to which the Supervisory Board members require further training or education during their term of office.

21.3         The induction course, training and education shall be facilitated and paid for by the Company.

22.           Other Positions

22.1         Supervisory Board members shall limit the number and nature of their other positions so as to ensure due performance of their duties as Supervisory Board members. It is the intention of the Supervisory Board that its members will not hold more than five memberships of supervisory boards in Dutch listed companies (including the Company). In this connection, a chairmanship counts twice. Each Supervisory Board member holding more than five such board memberships shall commit to reducing these board memberships to a maximum of five. No new Supervisory Board member shall be appointed holding more than five board memberships as referred to above.

22.2         Supervisory Board members must inform the Chairman of the Supervisory Board and the Company Secretary of their other positions which may be of importance to the Company or the performance of their duties before accepting such positions. If the Chairman of the Supervisory Board determines that there is a risk of a conflict of interest, the matter shall be discussed by the Supervisory Board in accordance with clause 19 of these By-Laws. The Company Secretary shall keep a list of the outside positions concerned of each Supervisory Board member.

23.           Holding and Trading Securities

23.1         Any shareholding in the Company by Supervisory Board members is for the purpose of long-term investment.(77)

23.2         Supervisory Board members are bound to the Buhrmann Insider Trading Rules regarding securities of the Company and other securities referred to in the Buhrmann Insider Trading Rules.

23.3         The ownership of and transactions with securities by Executive Board and Supervisory Board members other than as referred to in the Buhrmann Insider Trading Rules is governed by regulations set by the Supervisory Board. These regulations are posted on the Company’s website.(78)

(77)	Dutch Corporate Governance Code, best practice provision III.7.2.
(78)	Dutch Corporate Governance Code, best practice provision III.7.3.

24.                             Confidentiality

No Supervisory Board member shall, during his membership of the Supervisory Board or afterwards, disclose in any way whatsoever to anyone whomsoever any information of a confidential nature regarding the business of the Company and/or any companies in which it holds a stake, that came to his knowledge in the capacity of his work for the Company and which he knows or should know to be of a confidential nature, unless required by law. A Supervisory Board member is allowed to disclose the above information to Executive Board members and Supervisory Board members as well as to staff members of the Company and companies in which the Company holds a stake who, in view of their activities for the Company and companies in which the Company holds a stake, should be informed of the information concerned. A Supervisory Board member shall not in any way whatsoever utilise the information referred to above for his personal benefit.

25.                             Miscellaneous

25.1                         Acceptance by Supervisory Board members. Anyone who is appointed as a Supervisory Board member must, upon assuming office, declare in writing to the Company that he accepts and agrees to the contents of these By-Laws and pledge to the Company that he will comply with the provisions of these By-Laws.

25.2                         Amendment. These By-Laws may be amended by the Supervisory Board at its sole discretion without prior notification. Prior to amendment of these By-Laws the Executive Board shall be consulted.

25.3                         Interpretation. In case of uncertainty or difference of opinion on how a provision of these By-Laws should be interpreted, the opinion of the Chairman of the Supervisory Board shall be decisive.

25.4                         Governing law and jurisdiction. These By-Laws are governed by the laws of the Netherlands. The courts of the Netherlands have exclusive jurisdiction to settle any dispute arising from or in connection with these By-Laws (including any dispute regarding the existence, validity or termination of these By-Laws).

25.5                         Complementarity to Dutch law and articles of association. These By-Laws are complementary to the provisions governing the Supervisory Board as contained in Dutch law, other applicable Dutch, EU or foreign regulations and the Company’s articles of association. Where these By-Laws are inconsistent with Dutch law, other applicable Dutch, EU or foreign rules and regulations or the Company’s articles of association, the latter shall prevail. Where these By-Laws are consistent with the Company’s articles of association but inconsistent with Dutch law or other applicable Dutch, EU or foreign rules and regulations, the latter shall prevail.

25.6                         Partial invalidity. If one or more provisions of these By-Laws are or become invalid, this shall not affect the validity of the remaining provisions. The Supervisory Board may replace the invalid provisions by provisions which are valid and the effect of which, given the contents and purpose of these By-Laws is, to the greatest extent possible, similar to that of the invalid provisions.

        *      *              *              *              *

ANNEX 1

LIST OF DEFINITIONS

1.                                       In the By-Laws of the Executive Board and the Supervisory Board, the following terms have the following meanings:

affiliated company has the meaning attributed to it in Section 1 of the Disclosure of Major Holdings in Listed Companies Act 1996 (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996).

Annual Accounts means the annual accounts of the Company as referred to in Section 2:101 of the Dutch Civil Code.

Annual Report means the annual report of the Company drawn up by the Executive Board, as referred to in Section 2:101 of the Dutch Civil Code.

Audit Committee means the Committee designated as such in clause 5 of the By-Laws of the Supervisory Board.

Buhrmann Insider Trading Rules means the insider trading rules of the Company regarding securities of the Company and other securities referred to in these insider trading rules.

By-Laws means the By-Laws of the Executive Board or the By-Laws of the Supervisory Board, depending on the context, including the annexes belonging thereto.

CEO means the Chief Executive Officer of the Company;

CFO means the Chief Financial Officer of the Company.

CNCG Committee means the Compensation, Nominating and Corporate Governance Committee, designated as such in clause 5 of the By-Laws of the Supervisory Board.

Committee means, as regards the Supervisory Board, each committee of the Supervisory Board as referred to in clause 5 of the By-Laws of the Supervisory Board.

Company means Buhrmann N.V., and, where appropriate, the subsidiary companies and possible other group companies of the Company, whose financial information is incorporated in the consolidated annual accounts of the Company.

Company Secretary means the officer of the Company who operates as the secretary of the Company and as secretary of the Executive Board and Supervisory Board and who is appointed and may be dismissed by the Executive Board subject to the approval of the Supervisory Board.

Disclosure Committee means the disclosure committee appointed by the Executive Board, as referred to in clause 7.2 of the By-Laws of the Executive Board.

Executive Board means the Executive Board of the Company.

External Auditor means the accounting and auditing firm that, in accordance with Section 2:393 of the Dutch Civil Code, is charged with the audit of the annual accounts of the Company.

Form 20-F means an annual report on Form 20-F under the US Exchange Act.

General Meeting of Shareholders means the general meeting of shareholders of the Company.

Group Company has the meaning attributed to it in Section 2:24b of the Dutch Civil Code.

in writing means by letter, by telecopier, by e-mail, or by message which is transmitted via any other current means of communication and which can be received in written form.

Remuneration Report means the remuneration report of the Supervisory Board regarding the remuneration policy of the Company as drawn up by the CNCG Committee of the Supervisory Board.

Strategic Plan means the strategic policy and business plan of the Company designed to achieve its operational and financial objectives as established pursuant to the provisions of the relevant By-Laws of the Executive Board.

Subsidiary has the meaning attributed to it in Section 2:24a of the Dutch Civil Code.

Supervisory Board means the supervisory board of the Company.

Supervisory Board Profile means the profile for the size and composition of the Supervisory Board, as designated in clause 1.1 of the By-Laws of the Supervisory Board.

Supervisory Board Report means the report of the Supervisory Board to be included in the Annual Report, as designated in clause 9.2 of the By-Laws of the Supervisory Board.

Works Council means the works council of the Company.

2.                                       Save where the context dictates otherwise, in the By-Laws of the Executive Board and the Supervisory Board:

(a)                                  words and expressions expressed in the singular form also include the plural form, and vice versa;

(b)                                 words and expressions expressed in the masculine form also include the feminine form; and

(c)                                  a reference to a statutory provision counts as a reference to this statutory provision including all amendments, additions and replacing legislation that may apply from time to time.

3.                                     Headings of clauses and other headings in the By-Laws of the Executive Board and the Supervisory Board are inserted for ease of reference and do not form part of the By-Laws concerned for the purpose of interpretation.

ANNEX 2

SUPERVISORY BOARD PROFILE

1.                                    SIZE AND COMPOSITION OF THE SUPERVISORY BOARD

1.1                               Notwithstanding clause 1.2 of the By-Laws of the Supervisory Board, the size of the Supervisory Board must be such that the Supervisory Board as a whole can perform its duties effectively and responsibly and that each individual member of the Supervisory Board is able to make a contribution by his or her specific qualities.

1.2                               Without prejudice to the provisions of clause 1.1, the Supervisory Board endeavours to achieve that it consists of at least four members and no more than ten members.

1.3                               The Supervisory Board must at all times be composed so that clause 1.3 of the By-Laws of the Supervisory Board is complied with as much as possible and that a relationship is created based on trust, enabling the Supervisory Board to operate as a team.

1.4                               Without prejudice to the provisions of clause 1.3, each Supervisory Board member should have the following qualities:

(a)                                  corporate experience with and insight into the business of the Company, both national and international, such that he or she is able to function in a practical way as part of the Supervisory Board;

(b)                                 an eye for the relationship between and the importance of the different components of the Company’s policy;

(c)                                  the ability, and the time available, to supervise and stimulate the policy of the Executive Board in a timely and effective manner and to advise and assist the Executive Board in the implementation of the policy.

1.5                               The Supervisory Board should have at its disposal one or more persons with expertise in one or more of the following areas:

(a)                                  international developments in markets and products in a field comparable with that in which the Company operates or which it is seeking to enter;

(b)                                 financial policy in a multinational listed company;

(c)                                  organisation, management and advice of Executive Board members respectively, of complex international companies;

(d)                                 human resources and industrial relations;

(e)                                  international/national developments in government policy and legislation, public affairs and tax;

(f)                                    knowledge of corporate governance developments;

(g)                                 investor relations;

(h)                                 international mergers, acquisitions and joint ventures.

1.6                               Several Supervisory Board members should have qualities, which enable them to chair the Supervisory Board.

1.7                               Notwithstanding the provisions of clauses 1.3(f) and 1.4(a) of the By-Laws of the Supervisory Board, no more than one former Executive Board member should be a Supervisory Board member at the same time.

2.                                    MISCELLANEOUS

2.1                               The Supervisory Board shall discus at least once a year, without the Executive Board being present, the composition and competence of the Supervisory Board. These deliberations will be mentioned in the annual Supervisory Board report.(79)

2.2                               Each change to the Supervisory Board Profile will be discussed at the General Meeting of Shareholders and with the Works Council.(80)

2.3                               This Supervisory Board Profile must be taken into account on each (re)appointment of Supervisory Board members.(81)

2.4                               This Supervisory Board Profile shall be made available for public inspection at the offices of the Company and is posted on the Company’s website.(82)

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(79)                            Dutch Corporate Governance Code, best practice provision III.1.7.

(80)                            Section 2:158 Dutch Civil Code.

(81)                            Dutch Corporate Governance Code, Principle III.3.

(82)                            Dutch Corporate Governance Code, best practice provision III.3.1.

ANNEX 3

ROTATION PLAN SUPERVISORY BOARD

Name	First appointed on (date)	Re-appointed in (year)	3 terms of 4 years expire in (year):	To be re- appointed in (year):
R.F. van den Bergh	31/10/2006	n.a	2018	2010
G. Izeboud	14 April 2005	n.a.	2017	2009
F.L.V. Meysman (Chairman)	13/04/2006	n.a.	2018	2010
B.J. Noteboom	14/04/2005	n.a.	2017	2009
J. Peelen (Vice-Chairman)	1/12/1999	2006	2011	2010
T. de Swaan	31/10/2006	n.a.	2018	2010

ANNEX 4

LIST OF INFORMATION TO BE INCLUDED IN THE SUPERVISORY BOARD REPORT

The Supervisory Board Report shall in any case contain the following information:

(1)                                a reference to the discussions on the corporate strategy and business risks, and the result of the assessment by the Executive Board of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto, which were held by the Supervisory Board in the year under review;(83)

(2)                                a schedule indicating the attendance or absence by each Supervisory Board member and each member of a Committee with respect to all meetings of the Supervisory Board or of the Committees in the reporting year;(84)

(3)                                a statement as to whether in the opinion of the Supervisory Board clause 1.3(f) of the By-Laws of the Supervisory Board has been satisfied and which member(s) of the Supervisory Board, if present, should not be deemed independent;(85)

(4)                                a reference to the discussions described in clause 8.3 of the By-Laws of the Supervisory Board;(86)

(5)                                for each Committee: a report on how it has performed its duties;(87) details of its composition, number of meetings and the main issues discussed;(88)

(6)                                the following information on each Supervisory Board member:(89) (i) age ; (ii) nationality; (iii) date of initial appointment and term of appointment; (iv) current and former positions in the Company; (v) service on Committees (vi) chief position; (vii) other positions, to the extent relevant for the performance of his duties as member of the Supervisory Board; (viii) securities held in the Company; (ix) details of agreements under which benefits are derived on termination of membership of the Supervisory Board or any other position at the Company; (x) gender; (xi) profession; and

(7)                                the principal points of the Remuneration Report.(90)

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(83)         Dutch Corporate Governance Code, best practice provision III.1.8. See also clause 7.3 of these By-Laws.

(84)         Dutch Corporate Governance Code, best practice provision III.1.5. See also clause 16.3 of these By-Laws.

(85)         Dutch Corporate Governance Code, best practice provision III.2.3. See also footnote 9 and clause 1.6 of these By-Laws.

(86)         Dutch Corporate Governance Code, best practice provision III.1.7.

(87)         Dutch Corporate Governance Code, Principle III.5. See also clause 3.2 of these By-Laws.

(88)         Dutch Corporate Governance Code, best practice provision III.5.2. See also clause 3.2 of these By-Laws.

(89)         Dutch Corporate Governance Code, best practice provision III.1.3., Form 20-F requirements.

(90)         Dutch Corporate Governance Code, II.2 (2nd Principle). See also clause 12.1 of these By-Laws.

ANNEX 5

INFORMATION TO BE INCLUDED IN THE REMUNERATION REPORT

The Remuneration Report shall contain an account of the manner in which the remuneration policy has been implemented in the past financial year, as well as an overview of the remuneration policy planned by the Supervisory Board for the next financial year and subsequent years. The overview shall in any event contain the following information:(91)

(a)                                a statement of the relative importance of the variable and non-variable remuneration components and an explanation of this ratio;

(b)                               an explanation of any absolute change in the non-variable remuneration component;

(c)                                if applicable, the composition of the group of companies (peer group) whose remuneration policy determines in part the level and composition of the remuneration of the Executive Board members;

(d)                               a summary and explanation of the Company’s policy with regard to the term of the contracts with Executive Board members, the applicable periods of notice and redundancy schemes and an explanation of the extent to which best practice provision II.2.7 is endorsed;

(e)                                a description of the performance criteria on which any right of the Executive Board members to options, shares or other variable remuneration components is dependent;

(f)                                  an explanation of the chosen performance criteria;

(g)                               a summary of the methods that will be applied in order to determine whether the performance criteria have been fulfilled and an explanation of the choice of these methods;

(h)                               if performance criteria are based on a comparison with external factors, a summary should be given of the factors that will be used to make the comparison; if one of the factors relates to the performance of one or more companies (peer group) or of an index, it should be stated which companies or which index has been chosen as the yardstick for comparison;

(i)                                   a description and explanation of each proposed change to the conditions on which an Executive Board member can acquire rights to options, shares or other variable remuneration components;

(j)                                   if any right of an Executive Board member to options, shares or other variable remuneration components is not performance-related, an explanation of why this is the case;

(k)                                current pension schemes and the related financing costs; and

(91)         Dutch Corporate Governance Code, best practice provision II.2.10.

(l)                                   agreed arrangements for the early retirement of Executive Board members.

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